FOR IMMEDIATE RELEASE November 7, 2007	Contact: Michael S. Hahn, President (949) 361-4300

PACIFIC COAST NATIONAL BANCORP ANNOUNCES 3rd QUARTER RECORD GROWTH

Pacific Coast National Bancorp ("Company") (OTCBB: PCST.OB) the parent corporation of Pacific Coast National Bank ("Bank"), today announced significant improvement towards achieving profitability, reporting a net loss for the third quarter of 2007 of $580 thousand or $0.25 per share loss, as compared to $951 thousand, or $0.42 per share loss during the same period of 2006. The significant improvement in loss per share for the quarter was primarily attributable to a 69% increase in net interest income, a significant increase in non-interest income and a reduction in non-cash expense related to our adoption of Statement of Financial Accounting Standards No.123(R) ("SFAS 123R") to $96 thousand as compared to $279 thousand for the same period last year.

Net loss for the first nine months of fiscal 2007 was $2.5 million or $1.11 per share loss, as compared to $3.2 million, or $1.42 per share loss during the same period of 2006. The improvement in loss per share was primarily attributable to a 75% increase in net interest income and a 305% increase in non-interest income, partially offset by a 8% increase in non-interest expense income and a reduction in non-cash expense related to our adoption of FAS 123R to $678 thousand compared to $1.2 million for the same period last year.

Balance Sheet Summary:

The Company experienced significant balance sheet growth with total assets increasing $37 million, or 69%, to $89.7 million at September 30, 2007, as compared to $53.1 million at September 30, 2006. Compared to total assets at December 31, 2006, of $56.2 million, assets grew by $34 million, or 60%. Asset growth has been funded with strong core deposit growth and supplemented recently with brokered time deposits.

Loans, net of the allowance for loan losses, increased $51 million to $76 million at September 30, 2007, as compared to $25.1 million in net loans at September 30, 2006. Compared to a total of $34 million at December 31, 2006 net loans grew by 121%. In the third quarter of 2007, commercial and industrial loans, commercial real estate loans and construction loans all posted strong growth. "Our construction loans are almost entirely high-end single family residential located in the coastal region of Southern California. We feel confident that there is a niche market for such loans with the proper underwriting and traditional bank oversight, "stated Company President Michael Hahn. He went on to say "Pacific Coast National Bank has the lending team in place to sustain our loan growth. Our senior lending officers' average experience in commercial lending exceeds twenty-five years in the southern California markets". Asset quality remains strong with no loan losses for the first nine months of 2007. There were no delinquent or past due loans as of September 30, 2007. Our allowance for loan loss at September 30, 2007 totaled $1 million, representing 1.30% of total loans, compared to $313 thousand or 1.23% of total loans at September 30, 2006 and $432 thousand or 1.24% at December 31, 2006.

Deposits increased $39 million in twelve months to $75 million at September 30, 2007, compared to a total of $36 million at September 30, 2006 and $40 million at December 31, 2006. Hahn announced "To assist us in funding our strong loan demand, we utilized brokered deposits and a new internet only CD product during the third quarter. I was particularly pleased to see that we were able to maintain 22% of total deposits in demand deposits." The average loan to deposit ratio for the quarter was 102% as compared to 67% for the third quarter of 2006.

The Company's stockholders' equity decreased $1.9 million, to $14.2 million at September 30, 2007, from $16.0 at December 31, 2006. The decrease was due to a net operating loss. The Company and the Bank both remain well capitalized by regulatory standards.

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Income Statement Summary:

The Company's net interest income before the provision for loan losses for the third quarter of 2007 increased to $986 thousand, up $403 thousand or 69%, as compared to the same period for 2006. For the first nine months of 2007, net interest income increased to $2.4 million, up $1.0 million or 75%, as compared to the same period for 2006. The increases were primarily due to an increase in the volume as well as the mix of earning assets, with loans increasing and fed funds decreasing as a percentage of total assets. For the third quarter of 2007 the Company maintained net interest margin of 5.11% compared to the third quarter of 2006 at 5.03%. For the first nine months of 2007 the Company maintained a net interest margin of 5.07% compared to the first nine months of 2006 at 4.96%. "What pleases me about our net interest margin is that in the last twelve months we have grown the Bank significantly while maintaining a margin above 5%. It would have been easy to take a short-term approach and undercut the competition in pricing to attract more transactional business. But that does not build a balance sheet for the future. We continue to build Pacific Coast National Bank based on core relationships and value pricing." stated Hahn.

The Company's provision for loan losses was $254 thousand for the third quarter of 2007 compared to $72 thousand for the same period in 2006. For the first nine months of 2007 the provision for loan losses was $572 thousand compared to $226 thousand for the same period in 2006. This increase was the direct result of the significant increase in the loan portfolio and does not represent deterioration in the quality of the loan portfolio.

The Company's non-interest income for the third quarter of 2007 increased to $317 thousand, up $311 thousand as compared to the same period of 2006. For the first nine months of 2007, non-interest income increased to $464 thousand, up $350 thousand, or 300%, as compared to the same period of 2006. The increase for both the three- and nine-month periods was primarily due to gain on the sale of the guaranteed portion of SBA loans and loan referral fees from various financial institutions. To supplement our net interest income and diversify the Bank's income stream, PCNB management recently established a Real Estate Industries Group ("REIG") to generate non- interest fee income by brokering commercial real estate loans in excess of our legal lending limit. REIG, led by Dave Adams, EVP, generated $114 thousand of referral fee income for the third quarter ending September 30, 2007.

Non-interest expense for the third quarter of 2007 increased to $1.6 million, up $162 thousand, or 11%, as compared to the same period of the prior year. For the first nine months of 2007, non-interest expense increased to $4.9 million, up $362 thousand, or 8.0%, as compared to the same period of the prior year. The increase in non-interest expense in the third quarter of fiscal 2007, compared to the same period of the prior year was due to higher professional services fees, including legal expense and internal and external auditing costs, marketing costs, office expenses, and data processing costs, partially offset by decreases in personnel costs. For the first nine months of 2007, non-interest expenses were higher due to increased occupancy, professional services, office expenses, marketing, and miscellaneous costs, offset by lower personnel costs. The decrease in personnel costs for 2007 was the result of the accounting treatment for stock option grants required under SFAS 123R. The increase in professional fees is related to preparing for the requirements of Sarbanes-Oxley on publicly held companies.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area competition and other factors described from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

Highlights of Third Quarter 2007 Compared with Third Quarter 2006

-- Net loss of $580 thousand, down 39 percent.

-- Record total assets of $89.7 million, up 69 percent.

-- Record loan growth of $51 million, up 200 percent.

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PACIFIC COAST NATIONAL BANCORP

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	September 30, 2007	December 31, 2006	September 30, 2006

Total assets	89,744,217	56,194,247	53,112,515
Securities held to maturity	0	7,943,375	9,937,974
Loans, net	76,079,860	34,363,765	25,099,538
Allowance for losses on loans	1,004,050	431,640	313,472
Non-performing assets	0	0	0
Deposits	74,955,681	39,850,072	36,132,286
Stockholders' equity	14,159,136	16,019,583	16,715,244

Equity to assets ratio	15.8%	28.5%	31.5%
Allowance as a percentage of loans	1.30%	1.26%	1.23%
Non-performing loans as a percentage of loans	N/A	N/A	N/A

Per common share:

Closing Market Price	$9.00	$12.00	$12.00
Market Capital	20,535,300	27,378,000	27,375,600

	Nine Months Ended September 30		Three Months Ended September 30
Selected Operating Data:	2007	2006	2007	2006
Net interest income	2,437,680	1,390,556	986,290	582,988
Provision for loan losses	572,409	226,264	254,049	72,462
Noninterest income	464,380	114,749	316,564	5,192
Noninterest expense	4,869,258	4,506,855	1,628,885	1,466,405
Income taxes	1,600	1,600	0	0
Net income	(2,541,207)	(3,229,414)	(580,080)	(950,687)

Net interest margin	5.07%	4.96%	5.11%	5.03%
Net interest spread	3.32%	2.94%	3.44%	3.07%

Per common share:
Net loss:
Basic	$ (1.11)	$ (1.42)	$ (.25)	$ (.42)
Diluted	$ (1.11)	$ (1.42)	$ (.25)	$ (.42)

Average basic shares outstanding	2,281,682	2,280,952	2,281,700	2,281,300
Average diluted shares outstanding	2,281,682	2,280,952	2,281,700	2,281,300